Exhibit 10.30













May 8, 1996





Richard Champlin, M.D.
Professor of Medicine
Chairman, Department of Hematology
Chief, Section of Blood and Marrow Transplantation
University of Texas MD Anderson Cancer Center
1515 Holcombe Boulevard, Box 24
Houston, TX  77030

Tel:  (713) 792-8750
Fax:  (713) 794-4902

Dear Dick:

      I am writing this letter to confirm our recent discussions regarding completion of the ongoing MDR clinical trial at MD Anderson Cancer Center. We understand that this study has proceeded well, that the planned number of patients have been enrolled in the study, and that 19 patients have successfully undergone bone marrow transplantation with genetically modified cells, but that it will take somewhat longer to conclude this trial than was originally estimated. Ingenex therefore agrees to continue its support of this trial to completion by extending the Sponsored Research Agreement between Ingenex and MD Anderson Cancer Center dated May 23, 1993.

      As we discussed during my last visit to MD Anderson, Ingenex will provide additional funds in the sum of $240,000 paid in 10 monthly installments of $24,000 beginning March of 1996. Two payments to cover March and April have already been sent to MD Anderson. We have understood from you and your colleagues that this extension should suffice to complete the





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Richard Champlin, M.D.
September 25, 1996
Page 2

ongoing work. We expect these funds to be spent to support the salaries of the individuals who work on the project in a number of capacities, including: collecting blood and bone marrow samples; analyzing samples by various PCR techniques (in situ, in solution, etc.); carrying out some functional studies of MDR in patients' cells (within limits discussed at our meeting); collecting and inputting clinical data into the MD Anderson PDMS system; and statistically analyzing the data at the end of the trial. The Ingenex funding also covers reagents, laboratory supplies and other expenses, including secretarial etc., as requested by you. Furthermore, Ingenex intends to maintain its consulting agreement with Dr. Richard Giles at least through the end of 1996. In addition to these commitments, Ingenex intends to cover the cost of conducting quantitative PCR analysis of patients' blood and bone marrow samples using Specialty Laboratories, Inc. as an outside contractor. Specialty will develop and perform quantitative DNA and RT-PCR tests. As we have agreed, we expect that MD Anderson will arrange for the delivery of specimens for the PCR tests to Specialty on a regular basis, and the data obtained by Specialty will be freely available to you and your colleagues.

      We greatly appreciate the spirit of discovery, collaboration, and cooperation that has characterized the interactions between MD Anderson and Ingenex during the course of the planning and implementation of this ambitious and signficant study. We look forward to a focused effort to bring this initial clinical trial of MDR-1 gene therapy to a successful conclusion, even as we embark on a shared task of designing the strategy for future studies.

      I look forward with excitement to our planned meeting in Houston at the end of this month.

      Best regards,

      /s/ Mark E. Furth
      -----------------------
      Mark E. Furth, Ph.D.
      President & CEO